Exhibit 4.(a)5

                    Letter Agreement with ABN Amro Bank N.V.

                             dated February 22, 2005

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                               ABN AMRO BANK N.V.
                               55 East 52nd Street
                            New York, New York 10055

ECI Telecom Limited

Subject: GVT - Sale of Notes

Date: February 22, 2005

Reference is made to your offer dated February 18, 2005 regarding the sale of the GVT notes described below.

We understand that ECI Telecom Limited ("ECI") holds certain notes in an aggregate outstanding principal amount of $163,026,775 (the "ECI Vendor Debt") under that certain Amended and Restated Secured Note Purchase Agreement (the "ECI NPA"), dated as of November 11, 2004 by and among Global Village Telecom Ltda. ("GVTL"), ECI Telecom Limited, as Initial Purchaser and as Administrative Agent, and HSBC Bank USA, National Association, as Collateral Agent and as Paying Agent, and holds certain warrants to purchase equity of GVT (Holding) N.V. ("GVT") issued in connection with the initial issuance of ECI Vendor Debt and the amendment and restatement of such ECI Vendor Debt pursuant to the Common Terms Agreement referred to in the ECI NPA (together with the ECI Vendor Debt, the "ECI Vendor Assets").

We hereby offer to purchase (our "Purchase Offer") all, but not some, of the ECI Vendor Assets on and subject to the following terms and conditions:

We offer the following total consideration for the ECI Vendor Assets: (i) a cash purchase price equal to fifty-nine percent (59.0%) of the aggregate principal amount of the ECI Vendor Debt (or US$96,185,797.25) and (ii) a contingent purchase price (the "Contingent Purchase Price") equal to two percent (2.0%) of the aggregate principal amount of the ECI Vendor Debt (or US$3,260,535.50) payable only upon the occurrence of the Offering Event (as defined below) and subject to and payable on the third Business Day after the date upon which the subject Offering Event is consummated. Notwithstanding the foregoing, the payment by us of the Contingent Purchase Price shall be subject to certain of the shareholders of GVT having caused an amount equal to the Contingent Purchase Price to have been paid to us (we have reached agreement with such shareholders with respect to the terms of such payment).

Our offer is conditioned upon the following: (A) our Purchase Offer must be accepted by ECI on or prior to the close of business, New York time, on February 23, 2005; (B) the date upon which ECI accepts the Purchase Offer in accordance with the terms hereof shall be deemed to be the "trade date" for the purchase and sale thereunder; (C) between the date of our Purchase Offer and the trade date, there shall not have occurred any Material Adverse Change; (D) certain of the shareholders of the GVT shall have caused to have been paid to us on or prior to March 18, 2005 an amount equal to four percent (4.0%) of the aggregate principal amount of the ECI Vendor Debt (we understand that you have received directly from such shareholders an undertaking to provide such funding); and (E) ECI shall execute and deliver to us the LSTA Distressed Trade Confirmation attached hereto.
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Upon consummation of the purchase by us of the ECI Vendor Assets, we undertake to assume and agree to be bound by all of the terms and conditions of the ECI NPA and all other related documentation entered into, among others, between ECI and GVT, including those provisions relating to securities laws matters.

If our Purchase Offer is accepted we will undertake to immediately enter into negotiations with ECI on a sales agreement and to close within the 45 days referred to in the trade confirmation.

For purposes of the foregoing:

"Business Day" means any day that is not a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated to close.

"Material Adverse Change" means any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a general moratorium on commercial banking activities in New York by the relevant authority; (iii) the outbreak or escalation of hostilities involving the United States of America or Brazil, the declaration by the United States of America or by Brazil of a national emergency or war, if the effect of any such event specified in this clause (iii) in the reasonable judgment of ABN makes it impracticable to proceed with the purchase and sale of the ECI Vendor Assets in the manner contemplated herein or (iv) the occurrence of any material adverse change in the existing financial, political or economic conditions in the United States of America or Brazil which, in the reasonable judgment of ABN, would materially and adversely affect the United States or Brazilian financial markets or the United States market for debt securities or loan trading market.

"Offering Event" means a sale or issuance of debt by GVT or a subsidiary of GVT (other than shareholder loans or bank financing), or a sale or issuance of equity by GVT or a subsidiary of GVT (other than to existing shareholders of GVT), in either case occurring on or before the third anniversary of the settlement date of our Purchase Offer and that in either case generates net cash proceeds to GVT or such subsidiary of at least US$75,000,000.00.

                          (signature on following page)

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                                       Very truly yours

                                       ABN AMRO BANK N.V.


                                       By: /s/ I. Lakervelo
                                           -------------------------
                                           Name: Ius Lakervelo
                                           Title: Executive Director


                                       By: /s/ T. Van Wieringen
                                           -------------------------
                                           Name: Tino Van Wieringen
                                           Title: Director


                                       Accepted

                                       ECI Telecom Ltd.
                                       30 Hasivim Street
                                       P.o Box 3033
                                       Petah Tikva 49130, Israel


                                       /s/ Shmuel M. Gitlin
                                           -------------------------
                                           Shmuel Gitlin
                                           Senor V.P. Finance